Exhibit 21.1

SUBSIDIARIES OF ACCURIDE CORPORATION

Subsidiary	Jurisdiction of Incorporation
Accuride Canada, Inc.	Canada (Ontario)
Accuride Cuyahoga Falls, Inc.	Delaware
Accuride de Mexico, S.A. de C.V. (1)	Mexico
Accuride Distributing, LLC	Delaware
Accuride Erie, L.P.	Delaware
Accuride Henderson Limited Liability Company	Delaware
Accuride EMI, LLC	Delaware
AKW General Partner, L.L.C.	Delaware
AOT, Inc.	Delaware
Erie Land Holding, Inc	Delaware
Transportation Technologies Industries, Inc. (2)	Delaware

(1)
Accuride de Mexico S.A. de C.V.’s subsidiaries include Accuride Monterrey, S. de R.L de C.V., Rims y Ruedas, S.A. de C.V., Servicios AISA, S.A. de C.V., and Accuride del Norte, S.A. de C.V. (all of which are incorporated in Mexico).

(2)
TTI’s subsidiaries include Truck Components Inc., Gunite Corporation, Brillion Iron Works, Inc., Bostrom Holdings, Inc., Bostrom Seating, Inc., Bostrom Specialty Seating, Inc., Imperial Group Holding Corp. -1, Imperial Group Holding Corp. -2, JAII Management Company, Imperial Group, L.P., and Bostrom Mexico, S.A. de C.V.